Exhibit 10.4

BIOSANTE PHARMACEUTICALS, INC.

PERFORMANCE INCENTIVE PLAN

1.                                       Purpose of Plan.

The purpose of the BioSante Pharmaceuticals, Inc. Performance Incentive Plan (the “Plan”) is to provide financial reward in addition to base salary, based on achievement of specific performance, to those who significantly affect the growth and success of the Company.  The Plan is designed to reward eligible employees for achieving annual, quarterly or other goals and to align closely their accomplishments with the interests of the Company’s stockholders. This is done by providing incentives for the achievement of annual, quarterly or other key corporate and individual performance goals that are critical to the success of the Company while linking a significant portion of an employee’s compensation to the achievement of such goals.

2.                                       Definitions.

The following terms will have the meanings set forth below, unless the context clearly otherwise requires:

2.1                                 “Base Salary” means the base salary paid by the Company to a Participant during the applicable Performance Period.  Base Salary includes only regular cash salary and is determined before any reduction for deferrals pursuant to any nonqualified deferred compensation plan or arrangement, qualified cash or deferred arrangement or cafeteria plan.

2.2                                 “BioSante” means BioSante Pharmaceuticals, Inc., a Delaware corporation, and any successor thereto.

2.3                                 “Board” means the Board of Directors of the Company.

2.4                                 “Committee” has the meaning set forth in Section 3 of the Plan.

2.5                                 “Company” means BioSante and, if applicable and appropriate, any subsidiary of BioSante.

2.6                                 “Executive Officer” means an “executive officer” of BioSante within the meaning of Rule 3b-7 under the Securities Exchange Act of 1934, as amended, or an “officer” of BioSante within the meaning of Rule 16a-1(f) thereunder.

2.7                                 “Officer” means a person designated as an “officer” of BioSante by the Board, which shall include each Executive Officer.

2.8                                 “Participant” means an Officer and any other employee of the Company selected by the Committee, in its discretion, to participate in the Plan.

3.                                       Plan Administration.

The Plan will be administered with respect to Participants who are Officers by the Board or by a committee of the Board if so designated by the Board to administer the Plan and will be administered with respect to Participants who are not Officers by the Chief Executive Officer of the Company.  As used in the Plan, “Committee” will refer to the Board or to such a committee, if established and so designated, and to the Company’s Chief Executive Officer, as applicable.  The Committee may exercise its duties, power and authority under the Plan in its sole and absolute discretion without the consent of any Participant or other party.  Each determination, interpretation or other action made or taken by the Committee pursuant to the provisions of the Plan will be final, conclusive and binding for all purposes and on all persons, including the Company and Participants, and no member of the Committee will be liable for any action or determination made in good faith with respect to the Plan.  To the extent consistent with applicable corporate law of the Company’s jurisdiction of incorporation, the Committee may delegate to the Chief Executive Officer of the Company the duties, power and authority of the Committee under the Plan pursuant to such conditions or limitations as the Committee may establish; provided, however, that only the Committee may exercise such duties, power and authority with respect to Participants who are Executive Officers.

4.                                       Participants.

All Officers are eligible to participate in the Plan.  The Chief Executive Officer of the Company will determine any other employees of the Company eligible to participate in the Plan on an annual basis, or more often if appropriate.

Participants with less than a full Performance Period of service may be eligible to participate in the Plan on a prorated basis, determined by the percentage of time they were eligible to participate during that Performance Period.  In the event a Performance Period is one year, Participants with less than three (3) full months of eligible service on December 31 of a particular Performance Period will not be eligible to receive a bonus payout under the Plan for that Performance Period.

5.                                       Performance Period.

The performance period under the Plan is either from January 1 to December 31 of each year or such other period as determined by the Committee (the “Performance Period”).

6.                                       Target Incentives.

Target incentives, expressed as a percentage of Base Salary, for Participants who are Officers are as set forth in the table below and are based upon their position, level of responsibility within the Company and impact on the business. Target incentives for all other Participants who are not Officers will be established on an annual basis by the Chief Executive Officer of the Company based upon their respective positions, levels of responsibility within the Company and impact on the business.  The target incentives for Participants who are not Officers will not exceed the target incentives set forth in the table below.  These target incentives

(expressed as a percentage of a Participant’s Base Salary) represent the target incentive opportunity that a Participant is eligible to receive under the Plan:

Position	Target Incentive Expressed as Percentage of Base Salary
President and Chief Executive Officer	60%
Senior Vice Presidents	40%
Vice Presidents	30%
Director	Up to 20%
Associate Director	Up to 15%
Project Manager	Up to 12.5%
Manager	Up to 10%
All Other Participants	Up to 10%

A Participant whose target incentive changes during a Performance Period by reason of a promotion or otherwise will have a prorated target incentive for such Performance Period based on the percentage of time during which the Participant had a particular target incentive.

7.                                       Plan Components.

Each bonus payout under the Plan will be calculated pursuant to Section 10 of the Plan and based on (a) the performance of the Company in relation to various pre-established corporate performance goals, as described in more detail in Section 8 of the Plan and/or (b) the performance of the Participant in relation to various pre-established individual performance goals, as described in more detail in Section 9 of the Plan.  In addition, under certain limited circumstances, modifications to a bonus payout calculated pursuant to Section 10 of the Plan may be made if, in the Committee’s final judgment, the bonus payout calculation for a particular Participant does not accurately reflect such Participant’s actual individual performance during a Performance Period.

8.                                       Corporate Performance Goals.

For each Performance Period, corporate performance goals and their weightings in terms of importance with a percentage for the determination of bonus payouts under the Plan will be prepared initially by the Chief Executive Officer and reviewed and approved by the Committee.  For each Performance Period, the corporate performance goals and their weightings will be established in the first quarter of such Performance Period, when possible.  The corporate performance goals will include financial, operational and/or other business goals as appropriate.  At the discretion of the Committee, the corporate performance goals and their percentage weightings under certain limited circumstances may be adjusted by the Committee during a Performance Period to better reflect the Company’s business.

For any Performance Period, the Committee in its discretion may establish one or more threshold corporate performance goals that must be achieved at a certain minimum level (based on the achievement grid in Section 10) in order for any bonus payouts to occur for such Performance Period.

9.                                       Individual Performance Goals.

Individual performance goals and their weightings for the determination of bonus payouts under the Plan may be established for one or more Participants by the Committee, with input from the respective Participant, for any Performance Period as deemed appropriate by the Committee.  In establishing individual performance goals for Participants who are Officers, the Committee will seek recommendations by the Chief Executive Officer.  If individual performance goals are established for a Participant for a particular Performance Period, each individual performance goal will be weighted in terms of importance with a percentage.  If individual performance goals are established for a Participant for a particular Performance Period, such Participant’s individual performance goals and their weightings under certain limited circumstances may be adjusted, at the discretion of the Committee, during such Performance Period to better reflect the Company’s business and/or the Participant’s duties and obligations.

10.                                 Bonus Calculation.

From time to time during the Performance Period and during the last month of each Performance Period or as soon as practicable thereafter, the Committee, with input as appropriate from the Chief Executive Officer and/or other Board members, will assess the achievement by the Company of each corporate performance goal and the achievement by each Participant of each individual performance goal during the Performance Period in relation to the achievement performance rating scale provided below.

Thereafter, the Committee, with input as appropriate from the Chief Executive Officer and other Board members, will assign an achievement performance rating and corresponding achievement incentive percentage to each corporate performance goal and any individual performance goals based on the achievement scale below and actual achievement by the Company of each such corporate performance goal and achievement by a Participant of any individual performance goals applicable to such Participant during the Performance Period.

The scale for calculating a Participant’s achievement performance rating and corresponding achievement incentive percentage is as follows:

Achievement Level	Achievement Performance Rating	Achievement Incentive Percentage
Exceeds expectations — maximum payout warranted	5	150%
Exceeds expectations — above target payout warranted but not maximum	4	125%
Performs at target level of performance — target payout warranted	3	100%
Slightly below target level of performance — slightly below target payout warranted	2	75%

Achievement Level	Achievement Performance Rating	Achievement Incentive Percentage
Meets threshold level of performance — threshold payout warranted	1.5	50%
Does not meet expectations — no bonus payout warranted	<1.5	0%

Increments between rating levels will be interpolated as closely as possible to determine an achievement incentive percentage, e.g. an overall rating of 3.5 equals a 112.5% achievement incentive percentage.

An achievement performance rating for each of the corporate and individual goals must meet at least a 1.5 to meet the minimum 50% achievement incentive percentage for that goal.  The achievement incentive percentage for each goal is capped at 150%.  A weighted average achievement incentive percentage for all of the corporate performance goals, a weighted average achievement incentive percentage for all of a Participant’s individual performance goals and an overall weighted average achievement incentive percentage will then be determined by the Committee for each Participant.

An overall weighted average achievement incentive percentage below 50% for a Participant will result in no bonus payout for such Participant.  Since the achievement incentive percentage for each goal is capped at 150%, the maximum overall weighted average achievement incentive percentage possible for each Participant is 150%.  Therefore, assuming an achievement incentive percentage for each goal at 150%, the maximum bonus for each Participant under the Plan is 150% of their respective target incentive.

For each Participant, his or her overall weighted average achievement incentive percentage for a Performance Period is multiplied by such Participant’s target incentive (expressed as a percentage of the Participant’s Base Salary) for such Performance Period to calculate the Participant’s actual bonus payout for such Performance Period.  For example, a 112.5% overall weighted average achievement incentive percentage times a 20% target incentive would equal an actual bonus payout of 22.5% of Base Salary for such Performance Period.

Under certain limited circumstances, modifications may be made if, in the Committee’s final judgment, the bonus payout calculation pursuant to this Section for a particular Participant does not accurately reflect such Participant’s actual individual performance during a Performance Period.

11.                                 Manner and Timing of Bonus Payouts.

Bonus payouts for each Performance Period will be made in cash, check, automatic deposit into a Participant’s account, or the issuance of Company common stock, in each case as determined by the Committee in its discretion and as soon as reasonably practicable after the determination of such bonus payouts but in any event no later than March 15th of the following calendar year. To be eligible for a payout under the Plan for a Performance Period, a Participant must remain actively employed by the Company until the later of: (a) the last day of such Performance Period or (b) the date of payout for such Performance Period.  With respect to Participants who die, become disabled or are on an approved leave of absence during the Performance Period, the Committee will determine whether such Participants will receive a payout and if so the amount of such payouts, based upon not only the achievement of the corporate and individual goals but also, in the case of a leave of absence, the cause of the leave of absence and the length of time of such leave of absence.

12.                                 Tax Considerations and Withholding.

Bonus payouts under the Plan will be treated as taxable income for the year in which the Participant receives the bonus payout.  The Company will withhold appropriate amounts from all bonus payouts under the Plan to satisfy all federal, state and local tax withholding requirements.

13.                                 Plan Discretion.

All bonus payouts under the Plan are purely discretionary and no Participant will have any vested or other right to a payout under the Plan until actually paid.

To the extent necessary with respect to any Performance Period, in order to avoid any undue windfall or hardship due to external causes, the Committee may without the consent of any affected Participant, revise one or more of the corporate performance goals or individual performance goals, or otherwise make adjustments to payouts under the Plan to take into account any unforeseen or unexpected events, including without limitation any acquisition or disposition by the Company not planned for at the time the corporate performance goals were established, any change in accounting principles or standards, or any extraordinary or non-recurring event or item, so as equitably to reflect any such events, such that the criteria for evaluating whether a corporate performance goal or individual performance goal has been achieved will be substantially the same (as determined by the Committee) following such event as prior to such event.

14.                                 Plan Termination, Suspension or Modification.

The Company may terminate, suspend, modify and if suspended, may reinstate or modify, all or part of the Plan at any time, with or without notice to Participants.  Exceptions to the eligibility of, or the extent to which the Plan applies to, any particular Participant must be approved, on a case-by-case basis, by the Committee.

15.                                 No Rights to Employment.

This document sets forth the terms of the Plan and is not intended to be a contract or employment agreement between any Participant and the Company.  Nothing contained in the Plan (or in any other documents related to the Plan) will confer upon any employee or Participant any right to continue in the employ or other service of the Company or constitute any contract or limit in any way the right of the Company to change such person’s compensation or other benefits or to terminate the employment or other service of such person with or without cause or notice.

16.                                 Clawback Policy.

Any payouts under the Plan are subject to forfeiture to or clawback by the Company to the extent required and allowed by law, including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the Sarbanes Oxley Act of 2002 and any implementing rules and regulations promulgated thereunder, and pursuant to any forfeiture, clawback or similar policy of the Company, as such policy may be in effect from time to time.

17.                                 Unfunded Status of Plan.

This Plan will be unfunded.  No provisions of the Plan will require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets.  Participants will have no rights under the Plan other than as unsecured general creditors of the Company.

18.                                 Non-Assignability.

Except for the designation of a beneficiary(ies) to receive payouts for a particular Performance Period following a Participant’s death after the completion of such Performance Period, no amount payable at any time under the Plan will be subject to sale, transfer, assignment, pledge, attachment, or other encumbrance of any kind.  Any attempt to sell, transfer, assign, pledge, attach, or otherwise encumber any such benefits, whether currently or thereafter payable, will be void.

19.                                 Miscellaneous.

19.1                           Governing Law.  Except to the extent expressly provided herein or in connection with other matters of corporate governance and authority (all of which will be governed by the laws of the Company’s jurisdiction of incorporation), the validity, construction, interpretation, administration and effect of the Plan and any rules, regulations and actions relating to the Plan will be governed by and construed exclusively in accordance with the laws of the State of Illinois, notwithstanding the conflicts of laws principles of any jurisdictions.

19.2                           Successors and Assigns.  This Plan will be binding upon and inure to the benefit of the successors and permitted assigns of the Company and the Participants.

19.3                           Construction.  Wherever possible, each provision of the Plan will be interpreted so that it is valid under the applicable law.  If any provision of the Plan is to any extent invalid under the applicable law, that provision will still be effective to the extent it remains valid.  The remainder of the Plan will continue to be valid, and the entire Plan will continue to be valid in other jurisdictions.